Exhibit (a)(1)(g)

POWER OF ATTORNEY

This Power of Attorney is granted on June 22, 2022 by Sino Biopharmaceutical Limited (the “Company”), a company incorporated in the Cayman Islands and registered in Hong Kong, and whose registered office is at Unit 09, 41/F, Office Tower, Convention Plaza, 1 Harbour Rd, Wanchai, Hong Kong.

1.	The Company hereby irrevocably authorizes Ben Toogood to act as its true and lawful attorney (the “Attorney”) for the twelve-month period commencing on the date hereof, with the advice and assistance of counsel, to:

a.	prepare, negotiate, settle, agree, deliver, acknowledge, certify, execute (whether under hand or seal) and file all agreements, deeds, instruments, forms, schedules, statements, reports, registrations, documents, information, powers or amendments thereto or any other documentation, including (i) the Schedule TO, any amendments and supplements thereto and (ii) with respect to the obligation of the Company and InvoX Pharma Limited ( “InvoX”), a wholly-owned subsidiary of the Company, to comply with all applicable requirements of the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, including, but not limited to, the filing requirements thereunder (the “HSR Act”), and in order for the Company and InvoX to comply with any other applicable requirements of U.S. federal, state, local or foreign antitrust, competition or foreign direct investment laws;

b.	respond to all requests for additional information and to meet or confer with, or to cause counsel to meet or confer with, officials of the U.S. Antitrust Division of the Department of Justice, U.S. Federal Trade Commission, or any other U.S. federal, state, local or foreign authority or regulatory body; and

c.	do all such other acts or things, which in each case the Attorney may in his sole and unfettered discretion determine to be necessary, desirable or appropriate,

in each case in connection with Project Fennec, being the proposed acquisition by the Company and InvoX of F-Star Therapeutics, Inc.

2.	All acts of the Attorney pursuant to any of the powers conferred upon the Attorney shall be valid and binding on the Company, InvoX, and each or its respective successors and assigns for all purposes, and the Company undertakes to rectify each and every act or thing which may be done or effected by the Attorney in the proper or purported exercise of any of the powers hereunder and to indemnify and keep indemnified the Attorney against all costs, claims, expenses, proceedings, obligations and liabilities incurred or suffered by the Attorney by reason directly or indirectly of the exercise or purported exercise of any powers conferred upon the Attorney hereunder.

3.	This Power of Attorney is valid only to the extent that the actions carried out by the Attorney are in accordance with relevant national and international laws.

4.	This Power of Attorney shall be governed by the laws of the State of Delaware.

IN WITNESS of which this power of attorney has been executed and delivered on the date which appears above.

/s/ Mr. Tse Ping
Name: Mr. Tse Ping
Title: Director